Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Eurand N.V. Equity Compensation Plan of our report dated March 16, 2010, with respect to the consolidated financial statements of Eurand N.V. and the effectiveness of internal control over financial reporting of Eurand N.V., included in its Annual Report on Form
20-F for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

Ernst & Young Accountants LLP

/s/ Ernst & Young

Amsterdam, Netherlands
August 6, 2010